Exhibit 10.3

GRAMERCY CAPITAL CORP.

DIRECTORS’ DEFERRAL PROGRAM

TABLE OF CONTENTS

1.	Definitions

2.	Grants Under the Equity Incentive Plan; Administration of Program

3.	Effective Date of Program; Termination of the Program

4.	Eligibility

5.	Cash Fees and Options

6.	Phantom Shares

7.	Dividend Equivalent Rights

8.	Settlement and Withdrawal

9.	Amendment and Modification

10.	Captions

i

GRAMERCY CAPITAL CORP.

DIRECTORS’ DEFERRAL PROGRAM

Gramercy Capital Corp., a corporation organized under the laws of the State of Maryland, maintains the Equity Incentive Plan.  Among the forms of compensation contemplated by the Equity Incentive Plan are awards to Directors.  The Company wishes to align further the interests of Directors and stockholders and generally increase the effectiveness of its compensation structure for Directors, by implementing the Program.  In furtherance thereof, and by the authority to make grants under the Equity Incentive Plan, the Program is adopted to implement certain such grants, and to govern the manner in which the Shares underlying such grants shall be delivered, as set forth herein.  In addition, the Program provides for other deferrals of certain directors’ fees and Shares received upon the exercise of certain options in accordance with the terms hereof.

1.                                       Definitions.

Capitalized terms used herein without definitions shall have the meanings given to those terms in the Equity Incentive Plan.  In addition, whenever used herein, the following terms shall have the meanings set forth below except as the context requires otherwise:

“Account” means a deferred compensation account established for a Participant in accordance with Section 4.2(d).

“Equity Incentive Plan” means the Gramercy Capital Corp. 2004 Equity Incentive Plan, as amended from time to time.

“Participant” means a Director of the Company who is credited hereunder with one or more Phantom Shares or who has otherwise deferred receipt of fees hereunder as permitted by the Board.

“Program” means the Company’s Directors’ Deferral Program, as set forth herein and as the same may from time to time be amended.

2.                                       Grants Under the Equity Incentive Plan; Administration of Program.

The grants of Phantom Shares and Dividend Equivalent Rights shall constitute grants under and governed by the Equity Incentive Plan to Directors.  Thus, the Phantom Shares shall be subject in all respects to the provisions of the Equity Incentive Plan governing grants to Directors; provided that the Committee shall not be designated to act hereunder, and all functions of the Committee shall be fulfilled by the Board.  Cash payments under the Program not relating to Phantom Shares or Dividend Equivalent Rights shall also be governed by the same rules as are established under the Equity Incentive Plan as to interpretation, beneficiary designation, exculpation (and indemnification) and all other matters of administration.  Without limiting the generality of the forgoing, the provisions of Sections 7.4 and 7.5 of the Plan shall be applicable in respect of the Account, credits thereto and distributions therefrom.

3.                                       Effective Date of Program; Termination of the Program.

The effective date of the Program is                   , 2005.  The Program shall terminate on, and no Phantom Shares or Dividend Equivalent Rights shall be granted or other deferrals made hereunder on or after, the 10-year anniversary of, the effective date of the Program (and, in the case of Phantom Shares and Dividend Equivalent Rights, the date of termination or expiration of the Equity Incentive Plan, if earlier).

4.                                       Eligibility.

Except as otherwise determined by the Board, each individual who is a Director of the Company shall be eligible to participate in the Program.

5.                                       Cash Fees and Options.

5.1                                 Types of Fees.

In consideration of each Director’s service as a member of the Board, each Director may be eligible from time to time, under the Company’s director compensation arrangements, to receive as compensation (i) periodic retainer fees, a portion of which is payable in cash or Shares, as elected by the Participant (a “Cash Retainer”), and a portion of which is payable in Shares (an “Equity Retainer”); (ii) in the case of the chairman of each of the committees of the Board, additional periodic retainer fees (“Chairmen’s Retainers”); (iii) a fee per Board meeting attended, to be paid following each meeting (a “Meeting Fee”); and (iv) a fee per committee meeting attended, to be paid following each meeting (a “Committee Meeting Fee”).  These amounts are subject to deferral under the Program, as set forth herein.

5.2                                 Election to Defer Cash Fees.

(a)                                  The Participant may elect that up to 100% (in increments of 1%) of the Participant’s Cash Retainer, Chairmen’s Retainer, Meeting Fee and Committee Meeting Fee (collectively, the “Cash Fees”) shall be payable as compensation deferred under the Program.  With respect to a Participant’s election to defer all or a portion of the Cash Fees for a calendar year, such election shall be made prior to December 1st of the year preceding such calendar year, except that (i) with respect to 2005, a Participant may make an election prior to                    , 2005 with respect to Cash Fees otherwise payable in 2005 for services performed after the date of such election, and (ii) in the case of a new Participant, the Participant may make an election within 30 days after such Participant first becomes eligible to participate in accordance with Section 4, with respect to Cash Fees otherwise payable in the calendar year of the election, for services performed after the effective date of such election.  All deferrals under this Section 5.2 shall be fully vested; provided that, before or concurrently with any deferral, and in the event that there are vesting conditions applicable in respect of the underlying Cash Fees, the Board may provide for vesting conditions to be applicable in respect of the corresponding deferral.

(b)                                 The election described in Section 5.2(a) shall be made in writing substantially in such form as the Board may prescribe from time to time, within the times specified herein.  With respect to a Participant’s election to defer amounts described in Section 5.1, such election shall, except as otherwise permitted by the Board (taking into account, without limitation, the application of Section 409A of the Code, as the Board may deem appropriate), be irrevocable as of the first day of the applicable annual period.  Except as may be permitted by the Board, elections described in Section 5.2(a) shall continue in effect from year to year unless revoked prior to the beginning of the applicable year.

(c)                                  Unless otherwise elected by the Participant, Cash Fees deferred under this Section 5.2 of the Program shall not be paid currently but rather shall be credited to such Participant in the form of Phantom Shares.  Unless otherwise determined by the Board, the number of Phantom Shares to be credited with respect to cash fees deferred pursuant to Section 5.2 (a) above shall be equal to (i) the amount of cash fees to be paid divided by (ii) the Fair Market Value of a Share on the date such cash fees otherwise would have been paid.

(d)                                 A Participant may elect, prior to earning a Cash Fee, to defer such a Cash Fee in the form of a credit to the Participant’s Account, to be adjusted for accruals of any earnings and losses over time as set forth below, rather than in the form of Phantom Shares.  Upon such an election, the amount of the deferred fee shall not be paid currently but rather shall be credited to the Participant’s Account.  Such credits shall be made when Cash Fees would otherwise have been paid to the Participant but for an election pursuant to Section 5.2(a).  A separate subaccount under each Participant’s Account may in the discretion of the Board be established to record each year’s deferrals, and the credits and deductions with respect thereto.  With respect to credits under this Section 5.2(d), earnings and losses shall accrue on the balance in the applicable Participant’s Account at the rate or rates specified in advance of the effective time of the applicability of such rate or rates, and from time to time, by the Board.  As determined by the Board, such rate or rates may be a fixed rate, and may be established by reference to an index or indices, or may be a return on one or more specific investments or on a specific investment fund or funds.  If the Board does not select a rate, the rate shall be equal to the 30-day LIBOR rate in effect at the beginning of a month plus 2%.  Earnings and losses shall be credited to Participants’ Accounts as of the end of each calendar month and, with respect to any particular Participant’s Account, shall continue to be credited thereto until all amounts are distributed with respect to the Participant’s Account in accordance with the Program.  Upon distribution, any accrued earnings shall be credited to the Participant’s Account and distributed therewith, and any accrued losses shall reduce the amount of distributions hereunder.

(e)                                  Subject to Section 8, the Board may permit a Participant to elect, one time during each 12-month period, to convert as of the end of the calendar month of the election, Phantom Shares to Account credits, and vice-versa, in whole or in part (but, in the case of Phantom Shares, only in whole Phantom Shares) with credits and liquidation of Phantom Shares to be effected based on the Phantom Share Value as of the end of such month, and credits and liquidation of Accounts to be effected based on Account values as of the end of such month.

(f)                                    The establishment and maintenance of, and credits to and deductions from, the Participant’s Account shall be mere bookkeeping entries, and shall not vest in the Participant or his beneficiary any right, title or interest in or to any specific assets of the Company.  A separate subaccount under each Participant’s Account shall be established to record each year’s deferrals, and the credits and deductions with respect thereto.

5.3                                 Stock Options.

Subject to the provisions of the Program, and notwithstanding the terms of any applicable Award Agreement, the Board may permit, on such terms and conditions as it may adopt (taking into account, without limitation, the application of Section 409A of the Code, as the Board may deem appropriate), a Director to be credited with Phantom Shares pursuant to the Director’s election to defer delivery of shares of Common Stock which otherwise would be delivered to him or her upon exercise of a previously unexercised stock option.

6.                                       Phantom Shares.

6.1                                 Credits of Phantom Shares.

Each Director may elect to receive a credit of Phantom Shares in respect of each portion of an Equity Retainer that would be payable on any particular date without regard to the Program.  With respect to a Participant’s election to defer an Equity Retainer for a calendar year, such election shall be made prior to December 1st of the year preceding such calendar year, except that (i) with respect to 2005, a Participant may make an election prior to                  , 2005 with respect to the Equity Retainer otherwise payable in 2005 for services performed after the date of such election, and (ii) in the case of a new Participant, the Participant may make an election within 30 days after such Participant first becomes eligible to participate in accordance with Section 4, with respect to the Equity Retainer otherwise payable in the calendar year of the election, for services performed after the effective date of such election.

6.2                                 Vesting.

Phantom Shares deferred under Section 6.1 shall be fully vested; provided that, before or concurrently with any grant under Section 6.1, the Board may provide (consistently with such vesting conditions as may be applicable in respect of the underlying Cash Fee or Equity Retainer, as applicable) for different vesting conditions to be applicable to such grant.

7.                                       Dividend Equivalent Rights.

(a)                                  Except as may otherwise be provided by the Board at or before the time the applicable Phantom Share is credited, Directors will receive a Dividend Equivalent Right in respect of any credited Phantom Shares (whether from deferred Cash Fees or from the Equity Retainer, or in connection with the exercise of stock options), which right consists of the right to receive a cash payment in an amount equal to the regular cash dividend distributions paid on a Share from time to time. Except as provided in Section 7(b), or as may otherwise be provided by the Board at or before the time the applicable Phantom Share is paid, payment in respect of a Dividend Equivalent Right shall be made at the same time as dividends are paid on the Common Stock.

(b)                                 Instead of the form of payment as contemplated by Section 7(a) above, except as may otherwise may be provided by the Board, a Participant may elect, in accordance with the rules of Section 5.2(a), to have Phantom Shares credited, or credits to the Participant’s Account made, in respect of the Dividend Equivalent Rights referred to in Section 7(a).  Unless otherwise determined by the Board, the number of Phantom Shares (if any) to be credited with respect to a Dividend Equivalent Right shall be equal to (i) the amount of the payment in respect of the Dividend Equivalent Right otherwise to be made divided by (ii) the Fair Market Value of a Share on the date the corresponding dividend distribution is made to stockholders of the Company; provided that such Phantom Share shall vest at such time as the underlying Phantom Share vests.  In the case of a credit to the Account, the amount of the credit shall be equal to the amount of the applicable cash dividend (such credit to be made on the date the corresponding dividend distribution is made to stockholders of the Company); provided that the portion of the Account relating to such credit, as adjusted for earnings and losses, shall vest at such time as the underlying Phantom Share vests.

8.                                       Settlement and Withdrawal.

Distributions with respect to vested Phantom Shares will be made in cash (in accordance with the Plan) or, if elected in accordance with rules provided by the Board (taking into account, without limitation, the application of Section 409A of the Code, as the Board may deem appropriate), in Shares (in accordance with the Plan); provided, however, that (x) Phantom Shares into which Account credits are converted under Section 5.2(e) (if any) shall always be distributed in cash and (y) Phantom Shares payable in Shares may not be converted into Account credits under Section 5.2(e).  Distributions with respect to cash deferrals from a Participant’s Account will be settled by a cash payment to the Participant, in an amount equal to the value of the Participant’s Account as of the last day of the calendar month coincident with or immediately prior to the date of such distribution, or as of such additional dates as the Board my designate.  The rules governing the timing and form of distributions from the Account shall be substantially similar to those governing distributions in respect of Phantom Shares, as determined in the discretion of the Board (taking into account, without limitation, the application of Section 409A of the Code, as the Board may deem appropriate).

9.                                       Amendment and Modification.

(a)                                  The Board may amend the Program as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to deferred Cash Fees or equity awards previously credited unless such amendments are required in order to comply with applicable laws; provided that the Board may not make any amendment to the Program that would, if such amendment were not approved by the holders of the Common Stock, cause the Program to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

(b)                                 The Board may make such changes to the Program as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to deferred equity units.

(c)                                  Notwithstanding any election under an Award Agreement, to the extent any deferral under the Program is determined by the Board to be ineffective for U.S. federal income tax purposes or otherwise inconsistent with the U.S. federal tax laws, due to a change in U.S. federal tax law, such amounts shall be distributed to the Participant as soon as practicable following such determination.

10.                                 Captions.

The use of captions in the Program is for convenience.  The captions are not intended to provide substantive rights.